Exhibit 99.1

For Immediate Release

ClearPoint Neuro, Inc. Announces Funding of Additional $7.5M of Existing Convertible Note on Improved Terms

Represents Draw of Additional Proceeds from Petrichor Announced in January 2020

IRVINE, CA, December 29, 2020 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today announced an amendment to its January 2020 secured convertible note financing agreement with Petrichor Healthcare Capital Management (“Petrichor”) and PTC Therapeutics, Inc. The amendment, closed today, provides for an additional $7.5 million strategic investment from Petrichor and improves terms relative to the original conversion price and interest rate. The Company intends to use net proceeds to continue funding global product commercialization, external strategic portfolio partnerships, and internal research and development efforts.

“We are thrilled by our continued partnership with the team at Petrichor and the successful closing of this strategic financing,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “We have the vision of becoming the premier navigation and delivery partner for our Biologics and Drug Delivery customers, and we believe this funding will bolster our balance sheet ahead of a pivotal year. This important capital increase enables us to seize the opportunities ahead by accelerating our product development efforts, expanding our global footprint, and adding to our pre-clinical capabilities to start these relationships well before the clinical trial stage.”

The $7.5 million note reflects an increase from the $5.0 million note anticipated in the original January 2020 agreement. The conversion rate was increased from $6.00 per share in the original agreement to $10.14 per share, which represents the volume-weighted average price over the 45-trading day period immediately preceding the closing date. The interest rate on the note is comprised of: (a) cash interest, payable quarterly, of 2% per annum; and (b) payment-in-kind (“PIK”) interest of 5% per annum. The PIK interest is computed quarterly and constitutes an addition to the note’s principal. The combined interest rate of 7% represents a reduction from the original note’s all-cash rate of 9%.

As provided in the January 2020 agreement, the Company retains the right, but not the obligation, to issue to Petrichor an additional secured convertible note in the principal amount of $10.0 million on or before January 11, 2022.

“Having a long-term growth partner like Petrichor has been a terrific asset for the Company,” continued Burnett. “Petrichor recognizes the progress we have made, and the new terms of this note represent a significant improvement as compared to January 2020 terms. We believe this further demonstrates the balance we intend to strike between the pursuit of growth opportunities and the disciplined use of capital. With the close of this funding, ClearPoint Neuro will now enter 2021 with cash balances aggregating more than $20.0 million.”

Tadd Wessel, Managing Partner of Petrichor, said, “We are excited to continue our support for ClearPoint Neuro as they accelerate their leadership in delivery of next-generation gene and cell therapies within CNS. We believe 2021 will be a transformative year for the Company, and with this capital the Company is positioned to maximize on those opportunities and expand their offerings and partnerships within the Biologics and Drug Delivery space.”

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and the notes and such shares may not be offered or sold absent registration with the U.S. Securities and Exchange Commission (the “SEC”) or an applicable exemption from registration requirements, or in a transaction not subject to, such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Further information on the investment is set forth in the Current Report on Form 8-K filed by the Company with the SEC on December 29, 2020.

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint Neuro Navigation System has FDA clearance, is CE-marked, and is installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with 25 individual biologics and drug delivery companies in various stages from preclinical research to late-stage regulatory trials. To date, more than 4,000 cases have been performed and supported by the Company’s field-based clinical specialist team which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

About Petrichor Healthcare Capital Management

Petrichor Healthcare Capital Management partners with world-class healthcare managers and businesses to provide customized investment structures and support. The Petrichor team of investment professionals comes from highly-regarded financial institutions including OrbiMed Advisors and Fortress Investment Group. Collectively, the team has completed over 75 investments representing more than $5 billion in invested capital and has held over 25 board seats. Petrichor maintains a deep in-house understanding of healthcare products and services, including scientific, technical, and commercial expertise. This healthcare expertise, together with a breadth of experience investing across sectors, geographies, and capital structures, provides a strong competitive advantage.For more information on Petrichor, please see www.petrichorcap.com or contact the firm at info@petrichorcap.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of COVID-19 and the measures adopted to contain its spread; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, both of which have been filed with the Securities and Exchange Commission.

Contact:

Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

info@clearpointneuro.com

Jacqueline Keller, Vice President, Marketing

(949) 900-6833

info@clearpointneuro.com